UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Rule 14a-101)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TXU CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

     The content of this filing will be placed in a limited number of Dallas/Fort Worth area media publications as a reminder to local shareholders about the merger vote and the timing thereof.
Reminder to TXU Shareholders:
Vote FOR the Merger
About the shareholder vote
All TXU shareholders of record as of the close of business on July 19, 2007, are entitled to vote on the proposed merger between TXU and Texas Energy Future Holdings Limited Partnership at TXU’s September 7, 2007 Annual Meeting of Shareholders.
Vote FOR the merger now
TXU’s Board determined that the $69.25 per share offer maximizes value to shareholders and is superior to any alternative the Board considered.
The offer represents a 25% premium to the average closing price during the 20 trading-day period prior to press speculation about a possible merger transaction. Independent proxy advisory firms recommend a vote “FOR” the merger:
“We conclude that the proposed buyout compares favorably to comparable transactions. ”
— Institutional Shareholder Services, Inc.
“We support this transaction because it appears to place a fair value on the company based on analyst opinion and general market reaction to the deal.”
— Proxy Governance, Inc.
“We believe the merger value per share appears financially fair for shareholders...Moreover, the proposed merger value represents an all-time high value for shareholders...We believe the proposed transaction is in the interests of shareholders.”
— Glass Lewis & Co.
How to Vote
TXU shareholders should vote by telephone or online by following the easy instructions on their proxy card, or by signing, dating and returning their proxy card promptly to ensure their shares are voted.
Shareholders who need more information or need to obtain a replacement proxy card may contact TXU’s proxy solicitor, Georgeson, Inc. at 1-888-605-7523.
Approval of the merger requires the affirmative vote of at least two-thirds of the outstanding shares, so each TXU shareholder’s vote is extremely important,

regardless of the number of shares owned. A failure to vote will have the same effect as a vote against the transaction.
Additional Information and Where to Find It — In connection with the proposed merger of TXU with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (the “Merger”), TXU has filed a definitive proxy statement with the Securities and Exchange Commission (“the SEC”). A definitive proxy statement and a form of proxy have been mailed to the shareholders of TXU. BEFORE MAKING ANY VOTING DECISION, TXU’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. TXU’s shareholders are able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. TXU’s shareholders are also able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents from the TXU’s website (http://www.txucorp.com) or by directing a request by mail or telephone to Corporate Secretary, TXU Corp. (Energy Plaza, 1601 Bryan, Dallas, TX 75201; Phone: (214) 812-4600).
Participants in the Solicitation — TXU and its directors and officers may be deemed to be participants in the solicitation of proxies from TXU’s shareholders with respect to the Merger. Information about the TXU’s directors and executive officers and their ownership of TXU’s common stock is set forth in TXU’s definitive proxy statement for TXU’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on July 24, 2007. Shareholders may obtain additional information regarding the interests of TXU and its directors and executive officers in the Merger, which may be different than those of TXU’s shareholders generally, by reading the definitive proxy statement filed with the SEC and other relevant documents regarding the Merger.
Permission to use quotations from the proxy advisory firm reports was neither sought nor obtained.